Exhibit 3.68

BY-LAWS

OF

ROMAN HOLDING CORPORATION OF INDIANA

ARTICLE I

Meetings of Shareholders

Section 1.1. Annual Meetings. Annual meetings of the shareholders of the Corporation shall be held on the second Tuesday of May of each year, beginning in the year 1995, at such hour and at such place within or without the State of Indiana as shall be designated by the Board of Directors. In the absence of designation, the meeting shall be held on the date established hereby at the principal office of the Corporation at 11:00 a.m., local time. The Board of Directors may, by resolution, change the date or time of such annual meeting. If the day fixed for any annual meeting of shareholders shall fall on a legal holiday, then such annual meeting shall be held on the first following day that is not a legal holiday.

Section 1.2. Special Meetings. Special meetings of the shareholders of the Corporation may be called at any time by the Board of Directors or the President and shall be called by the Board of Directors if the Secretary receives written, dated and signed demands for a special meeting, describing in reasonable detail the purpose or purposes for which it is to be held, from the holders of shares representing at least twenty-five percent (25%) of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting. If the Secretary receives one (1) or more proper written demands for a special meeting of shareholders, the Board of Directors may set a record date for determining shareholders entitled to make such demand. The Board of Directors or the President, as the case may be, calling a special meeting of shareholders shall set the date, time and place of such meeting, which may be held within or without the State of Indiana.

Section 1.3. Notices. A written notice, stating the date, time and place of any meeting of the shareholders, and in the case of a special meeting the purpose or purposes for which such meeting is called, shall be delivered or mailed by the Secretary of the Corporation, to each shareholder of record of the Corporation entitled to notice of or to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting. In the event of a special meeting of shareholders required to be called as the result of a demand therefor made by shareholders, such notice shall be given no later than the sixtieth (60th) day after the Corporation’s receipt of the demand requiring the meeting to be called. Notice of shareholders’

meetings, if mailed, shall be mailed, postage prepaid, to each shareholder at his or her address shown in the Corporation’s current record of shareholders.

A shareholder or his or her proxy may at any time waive notice of a meeting if the waiver is in writing and is delivered to the Corporation for inclusion in the minutes or filing with the Corporation’s records. A shareholder’s attendance at a meeting, whether in person or by proxy, (a) waives objection to lack of notice or defective notice of the meeting, unless the shareholder or his or her proxy at the beginning of the meeting objects to holding the meeting or transacting business at the meeting, and (b) waives objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless the shareholder or his or her proxy objects to considering the matter when it is presented. Each shareholder who has in the manner above provided waived notice or objection to notice of a shareholders’ meeting shall be conclusively presumed to have been given due notice of such meeting, including the purpose or purposes thereof.

If an annual or special shareholders’ meeting is adjourned to a different date, time or place, notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before adjournment, unless a new record date is or must be established for the adjourned meeting.

Section 1.4. Voting. Except as otherwise provided by the Indiana Business Corporation Law or the Corporation’s Articles of Incorporation, each share of the capital stock of any class of the Corporation that is outstanding at the record date established for any annual or special meeting of shareholders and is outstanding at the time of and represented in person or by proxy at the annual or special meeting, shall entitle the record holder thereof, or his or her proxy, to one (1) vote on each matter voted on at the meeting.

Section 1.5. Quorum. Unless the Corporation’s Articles of Incorporation or the Indiana Business Corporation Law provide otherwise, at all meetings of shareholders a majority of the votes entitled to be cast on a matter, represented in person or by proxy, constitutes a quorum for action on the matter. Action may be taken at a shareholders’ meeting only on matters with respect to which a quorum exists; provided, however, that any meeting of shareholders, including annual and special meetings and any adjournments thereof, may be adjourned to a later date although less than a quorum is present. Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or must be set for that adjourned meeting.

Section 1.6. Vote Required to Take Action. If a quorum exists as to a matter to be considered at a meeting of shareholders, action on such matter (other than the election of Directors) is approved if the votes properly cast favoring the action exceed the votes properly cast opposing the action, except as the Corporation’s Articles of Incorporation or the Indiana Business Corporation Law require a greater number of affirmative votes. Directors shall be elected by a plurality of the votes properly cast.

Section 1.7. Record Date. Only those persons shall be entitled to notice of or to vote, in person or by proxy, at any shareholders’ meeting who appear as shareholders upon the books of the Corporation as of the record date for such meeting set by the Board of Directors, which date may not be earlier than the date seventy (70) days immediately preceding the meeting. In the absence of such determination, the record date shall be the thirtieth (30th) day immediately preceding the date of such meeting. Unless otherwise provided by the Board of Directors, shareholders shall be determined as of the close of business on the record date.

Section 1.8. Proxies. A shareholder may vote his or her shares either in person or by proxy. A shareholder may appoint a proxy to vote or otherwise act for the shareholder (including authorizing the proxy to receive, or to waive, notice of any shareholders’ meetings within the effective period of such proxy) by signing an appointment form, either personally or by the shareholder’s attorney-in-fact. An appointment of a proxy is effective when received by the Secretary or other officer or agent authorized to tabulate votes and is effective for eleven (11) months unless a shorter or longer period is expressly provided in the appointment form. The proxy’s authority may be limited to a particular meeting or may be general and authorize the proxy to represent the shareholder at any meeting of shareholders held within the time provided in the appointment form. Subject to the Indiana Business Corporation Law and to any express limitation on the proxy’s authority appearing on the face of the appointment form, the Corporation is entitled to accept the proxy’s vote or other action as that of the shareholder making the appointment.

Section l.9. Removal of Directors. Any one or more of the members of the Board of Directors may be removed, with or without cause, only at a meeting of the shareholders called expressly for that purpose, by a vote of the holders of shares representing a majority of the votes then entitled to be cast at an election of Directors.

Section 1.10. Written Consents. Any action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting if the action is taken by all the shareholders entitled to vote on the action. The action must be evidenced by one (1) or more written consents describing the action taken, signed by all the shareholders entitled to vote on the action, and delivered to the Corporation for inclusion in the minutes or filing with the corporate records. Action taken under this Section 1.10 is effective when the last shareholder signs the consent, unless the consent specifies a different prior or subsequent effective date, in which case the action is effective on or as of the specified date. Such consent shall have the same effect as a unanimous vote of all shareholders and may be described as such in any document.

Section 1.11. Participation by Conference Telephone. The President may authorize any or all shareholders to participate in any shareholders’ meeting by, or through the use of, any means of communication, such as conference telephone, by which all shareholders participating may simultaneously hear each other during the meeting. Any shareholder participating in a meeting by such means is deemed to be present in person for all purposes at the meeting.

ARTICLE II

Directors

Section 2.1. Number and Term. The business and affairs of the Corporation shall be managed under the direction of a Board of Directors. The number of Directors comprising the Board of Directors is two (2).

Each Director shall be elected for a term of office to expire at the annual meeting of shareholders next following his or her election. Despite the expiration of a Director’s term, the Director shall continue to serve until his or her successor is elected and qualified, or until the earlier of his or her death, resignation, disqualification or removal, or until there is a decrease in the number of Directors by action of the Board of Directors. Any vacancy occurring in the Board of Directors, from whatever cause arising, shall be filled by selection of a successor by a majority vote of the remaining members of the Board of Directors (although less than a quorum); provided, however, that if such vacancy or vacancies leave the Board of Directors with no members or if the remaining members of the Board are unable to agree upon a successor or determine not to select a successor, such vacancy may be filled by a vote of the shareholders at a special meeting called for that purpose or at the next annual meeting of shareholders. The term of a Director elected or selected to fill a vacancy shall expire at the end of the term for which such Director’s predecessor was elected.

The Directors and each of them shall have no authority to bind the Corporation except when acting as a Board.

Section 2.2. Quorum_and Vote Required_to_Take Action. A majority of the whole Board of Directors shall be necessary to constitute a quorum for the transaction of any business, except the filling of vacancies. If a quorum is present when a vote is taken, the affirmative vote of a majority of the Directors present shall be the act of the Board of Directors, unless the act of a greater number is required by the Indiana Business Corporation Law, the Corporation’s Articles of Incorporation or these By-Laws.

Section 2.3. Annual_and Regular Meetings. The Board of Directors shall meet annually, without notice, immediately following the annual meeting of the shareholders, for the purpose of transacting such business as properly may come before the meeting. Other regular meetings of the Board of Directors, in addition to said annual meeting, shall be held on such dates, at such times and at such places as shall be fixed by resolution adopted by the Board of Directors and specified in a notice of each such regular meeting, or otherwise communicated to the Directors. The Board of Directors may at any time alter the date for the next regular meeting of the Board of Directors.

Section 2.4. Special Meetings. Special meetings of the Board of Directors may be called by any member of the Board of Directors upon not less than twenty-four (24) hours’ notice given to each Director of the date, time and place of the meeting, which notice need not specify the purpose or purposes of the special meeting. Such notice may be communicated in person (either in writing or orally), by telephone, telegraph, teletype or other form of wire or wireless communication, or by mail, and shall be effective at the earlier of the time of its receipt or, if mailed, five (5) days after its mailing. Notice of any meeting of the Board may be waived in writing at any time if the waiver is signed by the Director entitled to the notice and is filed with the minutes or corporate records. A Director’s attendance at or participation in a meeting waives any required notice to the Director of the meeting, unless the Director at the beginning of the meeting (or promptly upon the Director’s arrival) objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

Section 2.5. Written Consents. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if the action is taken by all members of the Board. The action must be evidenced by one (1) or more written consents describing the action taken, signed by each Director, and included in the minutes or filed with the corporate records reflecting the action taken. Action taken under this

Section 2.5 is effective when the last Director signs the consent, unless the consent specifies a different prior or subsequent effective date, in which cases the action is effective on or as of the specified date. A consent signed under this Section 2.5 shall have the same effect as a unanimous vote of all members of the Board and may be described as such in any document.

Section 2.6. Participation by Conference Telephone. The Board of Directors may permit any or all Directors to participate in a regular or special meeting by, or through the use of, any means of communication, such as conference telephone, by which all Directors participating may simultaneously hear each other during the meeting. A Director participating in a meeting by such means shall be deemed to be present in person at the meeting.

Section 2.7. Committees. (a) The Board of Directors may create one (1) or more committees and appoint members of the Board of Directors to serve on them, by resolution of the Board of Directors adopted by a majority of all the Directors in office when the resolution is adopted. Each committee may have one (1) or more members, and all the members of a committee shall serve at the pleasure of the Board of Directors.

(b) To the extent specified by the Board of Directors in the resolution creating a committee, each committee may exercise all of the authority of the Board of Directors; provided, however, that a committee may not:

(1)	authorize dividends or other distributions, except a committee (or an executive officer of the Corporation designated by the Board of Directors) may authorize or approve a reacquisition of shares or other distribution if done according to a formula or method, or within a range, prescribed by the Board of Directors;

(2)	approve or propose to shareholders action that is required to be approved by shareholders;

(3)	fill vacancies on the Board of Directors or on any of its committees;

(4)	except to the extent permitted by subdivision (7), amend the Corporation’s Articles of Incorporation under IC 23-1-38-2;

(5)	adopt, amend, repeal, or waive provisions of these By-Laws;

(6)	approve a plan of merger not requiring shareholder approval; or

(7)	authorize or approve the issuance or sale or a contract for sale of shares, or determine the designation and relative rights, preferences and limitations of a class or series of shares, except the Board of Directors may authorize a committee (or an executive officer of the Corporation designated by the Board of Directors) to take action described in this subdivision within limits prescribed by the Board of Directors.

(c) Except to the extent inconsistent with the resolutions creating a committee, Sections 2.1 through 2.6 of these By-Laws, which govern meetings, action without meetings, notice and waiver of notice, quorum and voting requirements and telephone participation in meetings of the Board of Directors, apply to each committee and its members as well.

Section 2.8. Compensation. The Board of Directors may fix the compensation of Directors.

ARTICLE III

Officers

Section 3.1. Designation, Selection and Terms. The officers of the Corporation shall consist of the President, the Secretary and the Treasurer. The Board of Directors may also elect such Vice Presidents, Assistant Secretaries, Assistant Treasurers, and other officers or assistant officers as it may from time to time determine by resolution creating the office and defining the duties thereof. In addition, the President may, by a certificate of appointment creating the office and defining the duties thereof delivered to the Secretary for inclusion with the corporate records, from time to time create and appoint such assistant officers as the President deems desirable. The officers of the Corporation shall be elected by the Board of Directors (or in the case of assistant officers appointed by the President as provided above) and need not be selected from among the members of the Board of Directors. Any two (2) or more offices may be held by the same person. All officers shall serve at the pleasure of the Board of Directors and, with respect to the assistant officers appointed by the President, also at the pleasure of such officer. The election or appointment of an officer does not itself create contract rights.

Section 3.2. Removal. The Board of Directors may remove any officer at any time with or without cause. An assistant officer appointed by the president may also be removed at any time, with or without cause, by such officer. Vacancies in such offices, however occurring, may be filled by the Board of Directors at any meeting of the Board of Directors (or by appointment by the President, to the extent provided in Section 3.1 of these By-Laws).

Section 3.3. President. The President shall exercise the powers and perform the duties which ordinarily appertain to that office and shall manage and operate the business and affairs of the Corporation in conformity with the policies established by the Board of Directors, or as may be provided for in these By-Laws.

Section 3.4. Vice Presidents. Each Vice President, if any, shall have such powers and perform such duties as the Board of Directors may, from time to time, prescribe and as the President may, from time to time, delegate to him or her.

Section 3.5. Treasurer. The Treasurer shall perform all of the duties customary to that office, including the duty of supervising the keeping of the records of the receipts and disbursements of the Corporation. The Treasurer shall submit to the Board of Directors at such times as the Board may require full statements showing in detail the financial condition and affairs of the Corporation.

Section 3.6. Assistant Treasurer. In the absence or inability of the Treasurer, the Assistant Treasurer, if any, shall perform only such duties as are specifically assigned to him or her, in writing, by the Board of Directors, the President, or the Treasurer.

Section 3.7. Secretary. The Secretary shall be the custodian of the books, papers and records of the Corporation and of its corporate seal, if any, and shall be responsible for seeing that the Corporation maintains the records required by the Indiana Business Corporation Law (other than accounting records) and that the Corporation files with the Indiana Secretary of State the annual report required by the Indiana Business Corporation Law. The Secretary shall be responsible for preparing minutes of the meetings of the shareholders and of the Board of Directors and for authenticating records of the Corporation, and shall perform all of the other duties usual in the office of Secretary of a corporation.

Section 3.8. Assistant Secretary. In the absence or inability of the Secretary, the Assistant Secretary, if any, shall perform only such duties as are provided herein or specifically assigned to him or her, in writing, by the Board of Directors, the President or the Secretary.

Section 3.9. Salary. The Board of Directors may, at its discretion, from time to time, fix the salary of any officer by resolution included in the minute book of the Corporation.

ARTICLE IV

Checks

All checks, drafts or other orders for payment of money shall be signed in the name of the Corporation by such officers or persons as shall be designated from time to time by resolution adopted by the Board of Directors and included in the minute book of the Corporation; and in the absence of such designation, such checks, drafts or other orders for payment shall be signed by either the President or the Treasurer.

ARTICLE V

Loans

Such of the officers of the Corporation as shall be designated from time to time by any resolution adopted by the Board of Directors and included in the minute book, and in the absence of any such designation, the President of the Corporation shall have the power, with such limitations thereon as may be fixed by the Board of Directors, to borrow money in the Corporation’s behalf, to establish credit, to discount bills and papers, to pledge collateral and to execute such notes, bonds, debentures or other evidences of indebtedness, and such mortgages, trust indentures and other instruments in connection therewith, as may be authorized from time to time by such Board of Directors.

ARTICLE VI

Execution of Documents

The President may, in the Corporation’s name, sign all deeds, leases, contracts or similar documents that may be authorized by the Board of Directors unless otherwise directed by the Board of Directors or otherwise provided herein or in the Corporation’s Articles of Incorporation, or as otherwise required by law.

ARTICLE VII

Stock

Section 7.1. Execution. Certificates for shares of the capital stock, of the Corporation shall be signed by the President and the Secretary and the seal of the Corporation (or a facsimile thereof), if any, may be thereto affixed. Where any such certificate is also signed by a transfer agent or a registrar, or both, the signatures of the officers of the Corporation may be facsimiles. The Corporation may issue and deliver any such certificate notwithstanding that any such officer who shall have signed, or whose facsimile signature shall have been imprinted on, such certificate shall have ceased to be such officer.

Section 7.2. Contents. Each certificate shall state on its face the name of the Corporation and that it is organized under the laws of the State of Indiana, the name of the person to whom it is issued, the number and class of shares that the certificate represents and such other information as may be required from time to time by resolution of the Board of Directors.

Section 7.3. Transfers. Except as otherwise provided by law or by resolution of the Board of Directors, transfers of shares of the capital stock of the Corporation shall be made only on the books of the Corporation by the holder thereof in person or by duly authorized attorney, on payment of all taxes thereon and surrender for cancellation of the certificate or certificates for such shares (except as hereinafter provided in the case of loss, destruction or mutilation of certificates) properly endorsed by the holder thereof or accompanied by the proper evidence of succession, assignment or authority to transfer, and delivered to the Secretary or an Assistant Secretary, if any.

Section 7.4. Stock Transfer Records. There shall be entered upon the stock records of the Corporation the number of each certificate issued, the name and address of the registered holder of such certificate, the number, kind and class of shares represented by such certificate, the date of issue, whether the shares are originally issued or transferred, the registered holder from whom transferred and such other information as is commonly required to be shown by such records. The stock records of the Corporation shall be kept at its principal office.

Section 7.5. Loss, Destruction or Mutilation of Certificates. The holder of any of the capital stock of the Corporation shall immediately notify the Corporation of any loss, destruction or mutilation of the certificate therefor, and the Board of Directors may, in its discretion, cause to be issued to him a new certificate or certificates of stock, upon the surrender of the mutilated certificate, or, in the case of loss or destruction, upon satisfactory proof of such loss or destruction. The Board of Directors may, in its discretion, require the holder of the lost or destroyed certificate or his or her legal representative to give the Corporation a bond in such sum and in such form, and with such surety or sureties as it may direct, to indemnify the Corporation, its transfer agents and registrars, if any, against any claim that may be made against them or any of them with respect to the capital stock represented by the certificate or certificates alleged to have been lost or destroyed, but the

Board of Directors may, in its discretion, refuse to issue a new certificate or certificates, save upon the order of a court having jurisdiction in such matters.

Section 7.6. Form of Certificates. The form of the certificates for shares of the capital stock of the Corporation shall conform to the requirements of Section 7.2 of these By-Laws and be in such printed form as shall from time to time be approved by resolution of the Board of Directors.

Section 7.7. Special Restriction on Shares. Notwithstanding anything to the contrary in these Bylaws, if any governmental authority, including any governmental authority engaged in regulating gaming activities, which has jurisdiction over the Corporation or any subsidiary of the Corporation determines that any shareholder of the Corporation (including any beneficial owner of stock owned of record by another firm or person) is not licensable, qualified or suitable to be a shareholder of the Corporation, or if any governmental authority determines that a shareholder of the Corporation is required to obtain a license or to be found suitable or qualified to be a shareholder of the Corporation and the shareholder does not promptly (and in any event within any period specified by the governmental authority or by any applicable law or regulation) apply for a license or to be found suitable or qualified, (i) beginning on the day the governmental authority makes the determination, or such later date as is fixed by the governmental authority, until the determination of the governmental authority is revoked or the shareholder is licensed or found suitable or qualified, the shareholder will not be entitled to receive any dividends, to exercise, directly or indirectly, any voting rights, or to exercise, directly or indirectly, any other rights of a shareholder, with regard to any stock of the Corporation owned of record or beneficially by that shareholder, and no stock owned of record or, to the knowledge of the Corporation, beneficially by that shareholder will be treated as outstanding for the purpose of determining the number of shares entitled to vote, or required for there to be a quorum, at any meeting of shareholders, (ii) the shareholder will be required to dispose of all stock of the Corporation which the shareholder owns of record or of which the shareholder is the beneficial owner, within thirty (30) days after the Corporation notifies the shareholder of the determination of the governmental authority, and (iii) beginning on the thirtieth (30th) day after the day on which the Corporation notifies the shareholder of the determination of the governmental authority, the Corporation will have the option to redeem at any time, or from time to time, until the determination of the governmental authority is revoked or the shareholder becomes licensed or is found qualified or suitable, any or all of the stock of the Corporation which the shareholder owns of record or of which the shareholder is the beneficial owner, at the price per share which is the lower of (a) the fair market value of a share of stock of the class to be redeemed on the day the Corporation notifies the shareholder of the determination of the governmental authority, or (b) the fair market value of a share of stock of the class to be redeemed on the day the Corporation notifies the shareholder of the Corporation’s election to redeem the stock. For the purposes of this Section 7.7, (i) the fair market value of a share of a class of stock of the Corporation on a day will be (A) the last reported price at which stock of that class is traded on that day on the principal market for stock of that class (whether that is a stock exchange, an automated quotation system or another organized market), or (B) if the stock of that class is not traded in an organized market, the fair market value of a share of stock of that class as determined in good faith by the Corporation’s Board of Directors, based upon an evaluation provided by an investment banking firm or other expert in valuing securities chosen by the Corporation’s Board of Directors, and (ii) a notice of determination of a governmental authority or of an election to redeem stock will be deemed given to a shareholder on the day when it is mailed by first class mail to the shareholder at the address shown on the stock records of the Corporation, or, if the shareholder is a beneficial but not a record owner of stock of the Corporation, at any address of the shareholder shown on any report or other item filed with the Securities and Exchange Commission or any successor to that agency, or at the address shown on the stock records of the Corporation of any record owner of any stock of the Corporation of which the shareholder is a beneficial owner. The Corporation will be entitled to injunctive relief in any court of competent jurisdiction to enforce the provisions of this Section 7.7 and each holder of stock of the Corporation will be deemed to have acknowledged by acquiring or retaining stock of the Corporation that failure to comply with this Section 7.7 will expose the Corporation to irreparable injury for which there is no adequate remedy at law and that the Corporation is entitled to injunctive relief to enforce the provisions of this Section 7.7.

ARTICLE VIII

Seal

The corporate seal of the Corporation shall, if the Corporation elects to have one, be in the form of a disc, with the name of the Corporation and “INDIANA” on the periphery thereof and the word “SEAL” in the center.

ARTICLE IX

Miscellaneous

Section 9.1. Indiana Business Corporation Law. The provisions of the Indiana Business Corporation Law, as amended, applicable to all matters relevant to, but not specifically covered by, these By-Laws are hereby, by reference, incorporated in and made a part of these By-Laws.

Section 9.2. Fiscal Year. The fiscal year of the Corporation shall end on the 31st of December of each year.

Section 9.3. Amendments. These By-Laws may be rescinded, changed or amended, and provisions hereof may be waived, at any meeting of the Board of Directors by the affirmative vote of a majority of the entire number of Directors at the time, except as otherwise required by the Corporation’s Articles of Incorporation or by the Indiana Business Corporation Law.

Section 9.4. Definition of Articles of Incorporation. The term “Articles of Incorporation” as used in these By-Laws means the Articles of Incorporation, or the Amended or Restated Articles of Incorporation, of the Corporation as from time to time are in effect.